UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

July 9, 2024
Date of Report (Date of earliest event reported)

FINGERMOTION, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-41187	46-4600326
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

111 Somerset Road, Level 3 Singapore	238164
(Address of principal executive offices)	(Zip Code)

(347) 349-5339
Registrant’s telephone number, including area code

Not applicable.
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol (s)	Name of each exchange on which registered
Common Stock	FNGR	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (Section 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (Section 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

SECTION 7 – REGULATION FD

Item 7.01 Regulation FD Disclosure

On July 9, 2024, FingerMotion, Inc. (the “Company” or “FingerMotion”) issued a news release to announce that its contractually controlled subsidiary, Shanghai JuiGe Information Technology Co., Ltd. (“JiuGe Technology”) has ventured into the development of crisis and emergency response solutions specifically for collaboration with dispatchers, first-responders and healthcare agencies in the event of emergency situations in China. JiuGe Technology has received its first order for its Advanced Mobile Integrated Command and Communication Platform (“C2 Platform”), to be installed in all vehicles and apparatuses involved in the country’s civil emergency crisis program.

The C2 Platform is designed to efficiently unify various disaster communication systems, such as emergency vehicles, satellites, mobile cell towers and unmanned aerial vehicles. The platform integrates voice, video, and data into a unified interface, streamlining workflows and offering comprehensive insights for enhanced decision-making with better focus, accuracy and speed.

The C2 Platform is expected to be initially installed into the Mobile Command and Communication Vehicle (“Vehicle”), a technological collaboration with SAIC Motor Corp., Ltd. These Vehicles are equipped with integrated audio and video conference systems, providing seamless communications with satellite systems, video systems (including live video streaming from drones), and other radio communication networks, ensuring accurate data is transmitted in real-time between incident sites and emergency response centres. This will provide the federal, provincial and local emergency response centres with enhanced real-time visibility to access, assess and analyse the situation at remote sites, allowing for quick decision-making and effective resource management.

Driven by the PRC’s nationwide initiative to improve response capabilities for crisis and emergency situations, demand for both the C2 Platform and the Vehicles have dramatically increased. The first contract with Zhejiang province is for two Vehicles, and JiuGe Technology has already been engaged by local authorities in Zhejiang and other provinces to install the C2 Platform in more Vehicles to be purchased for additional areas. This marks a significant milestone in FingerMotion’s commitment to expanding the Company’s suite of technology products and services in and outside of China.

“We are thrilled to introduce these innovative solutions tailored specifically for emergency response scenarios as part of our efforts to support the nationwide initiative to enhance disaster response capabilities,” said Martin Shen, CEO of FingerMotion. “At FingerMotion, we are driven by a mission to harness our technology in ways that make a tangible difference in people’s lives. These innovations will not only improve the effectiveness of emergency responders but also enhance public safety and well-being. We are honoured to have been selected for this critical project.”

“We are committed to the ongoing research and development efforts aimed at providing solutions to meet the evolving needs of crisis and emergency operations,” said Mr. Shen. “This first contract is a testament to our team's expertise and the trust that industry leaders place in our technological capabilities. We expect a steady demand for our C2 Platform and Vehicles in the coming years as a result of this initiative.”

A copy of the news release is attached as Exhibit 99.1 hereto.

SECTION 9 – FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

Exhibit	Description
99.1	News Release dated July 9, 2024
104	Cover Page Interactive Data File (the cover page XBRL tags are embedded within the inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FINGERMOTION, INC.

DATE: July 9, 2024	By:	/s/ Martin J. Shen
Martin J. Shen CEO and Director

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